As filed with the Securities and Exchange Commission on October 25, 2005

Registration No. 333-88803

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-111066

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-76074

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-50138

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-40644

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-88803

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-62959

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-12313

UNDER

THE SECURITIES ACT OF 1933

BROOKTROUT, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2814792
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification no.)

250 First Avenue

Needham, Massachusetts 02494

(Address of principal executive offices) (Zip code)

2001 Stock Option and Incentive Plan

Second Amended and Restated 1992 Stock Purchase Plan

1999 Stock Incentive Plan, as amended

1992 Stock Incentive Plan, as amended

Amended and Restated 1992 Stock Purchase Plan

(Full title of the plans)

Marc Zionts

President

Brooktrout, Inc.

250 First Avenue

Needham, Massachusetts 02494

(781) 449-4100

(Name, address and telephone number,

including area code, of agent for service)

With copies to:

Thomas P. Conaghan, Esq.

McDermott Will & Emery LLP

600 Thirteenth Street, NW

Washington, DC 20005

DEREGISTRATION OF SECURITIES

Registration Statements Nos. 333-111066, 333-76074, 333-50138, 333-40644, 333-88803, 333-62959 and 333-12313 on Form S-8 (collectively, the “Registration Statements”) covered shares of common stock, par value $0.01 per share (the “Common Stock”) of Brooktrout, Inc., a Massachusetts corporation (“Registrant”), issuable by the Registrant pursuant to the following plans: 2001 Stock Option and Incentive Plan; Second Amended and Restated 1992 Stock Purchase Plan; 1999 Stock Incentive Plan, as amended; 1992 Stock Incentive Plan, as amended; and Amended and Restated 1992 Stock Purchase Plan.

On October 24, 2005, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 18, 2005, among EAS Group, Inc., a Delaware corporation (“EAS”), XL Acquisition Corp., a newly-formed Massachusetts corporation and a direct wholly-owned subsidiary of EAS (“XL”), and Registrant, XL was merged with and into the Registrant (the “Merger”). As a result of the Merger, Registrant has become a wholly-owned subsidiary of EAS and each issued and outstanding share of the Registrant’s stock was cancelled in exchange for the right to receive $13.05 per share of Common Stock, without interest. The Common Stock ceased trading on The NASDAQ National Market at the close of business on October 24, 2005. In connection with the Merger, Registrant has filed a Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.

The offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Common Stock registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement No. 333-111066, Post-Effective Amendment No. 1 to the Registration Statement No. 333-76074, Post-Effective Amendment No. 1 to Registration Statement No. 333-50138, Post-Effective Amendment No. 1 to Registration Statement No. 333-40644, Post-Effective Amendment No. 1 to Registration Statement No. 333-88803, Post-Effective Amendment No. 1 to Registration Statement No. 333-62959 and Post-Effective Amendment No. 1 to Registration Statement No. 333-12313 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, State of Massachusetts, on this 25th day of October, 2005.

BROOKTROUT, INC.

By:	/s/ Marc Zionts
Marc Zionts
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Zionts Marc Zionts	President and Director (Principal Executive Officer)	October 25, 2005
/s/ Bruce Albelda Bruce Albelda	Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 25, 2005